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Exhibit 5.2

[SCHNADER HARRISON SEGAL & LEWIS LLP Letterhead]

                             July [    ], 2005

Graham Packaging Holdings Company
Graham Packaging Poland, L.P.
Graham Recycling Company, L.P.
Graham Packaging France Partners 2401 Pleasant Valley Road
York, Pennsylvania 17402

RE:	Graham Packaging Holdings Company Graham Packaging Poland, L.P. Graham Recycling Company, L.P. Graham Packaging France Partners Registration Statement on Form S-4

Dear Sir/Madam:

        As special counsel to Graham Packaging Holdings Company, a Pennsylvania limited partnership ("Holdings"), Graham Packaging Poland, L.P., a Pennsylvania limited partnership ("Graham Poland"), Graham Recycling Company, L.P., a Pennsylvania limited partnership ("Graham Recycling"), and Graham Packaging France Partners, a Pennsylvania general partnership ("Graham France" and, together with Holdings, Graham Poland, and Graham Recycling, the "Pennsylvania Guarantors"), we have been requested to render this opinion in connection with the Registration Statement on Form S-4 (File No. 333-125173), which was filed with the Securities and Exchange Commission (the "SEC") on May 24, 2005, under the Securities Act of 1933, as amended (the "Securities Act"), by the Pennsylvania Guarantors, Graham Packaging Company, L.P., a Delaware limited partnership and an affiliate of the Pennsylvania Guarantors ("Graham LP"), and GPC Capital Corp. I, a Delaware corporation and an affiliate of the Pennsylvania Guarantors ("GPC I" and, together with Graham LP, the "Issuers"), and certain other affiliates of the Pennsylvania Guarantors listed therein (the "Non-Pennsylvania Guarantors" and, together with the Pennsylvania Guarantors, the "Guarantors"), and Amendment No. 1 thereto, to be filed with the SEC on the date hereof, under the Securities Act by the Issuers and the Guarantors (such registration statement, as so amended, the "Registration Statement").

        The Registration Statement relates to the proposed offer of the Issuers to exchange (the "Exchange Offer") up to $250,000,000 aggregate principal amount of new 8 1/2% Senior Notes due 2012 (the "New Senior Notes") and $375,000,000 aggregate principal amount of new 9 7/8% Senior Subordinated Notes due 2014 (the "New Senior Subordinated Notes" and, together with the New Senior Notes, the "Exchange Notes"), which will be freely transferable, for any and all outstanding 8 1/2% Senior Notes due 2012 (the "Old Senior Notes) and 9 7/8% Senior Subordinated Notes due 2014 (the "Old Senior Subordinated Notes" and, together with the Old Senior Notes, the "Restricted Notes"), in each case, issued in a private offering by the Issuers on October 7, 2004, which have certain transfer restrictions. The Exchange Notes and the Restricted Notes are sometimes hereinafter collectively referred to as the "Notes"). The Indentures for the Notes each dated as of October 7, 2004 (together, the "Indentures"), among the Issuers, the Guarantors and The Bank of New York, as trustee (the "Trustee") provide for the guarantee of the Exchange Notes by (i) the Pennsylvania Guarantors to the extent set forth in the Indentures (the "Pennsylvania Guarantees") and (ii) the Non-Pennsylvania Guarantors to the extent set forth in the Indentures (the "Non-Pennsylvania Guarantees" and, together with the Pennsylvania Guarantees, the "Guarantees").

        For purposes of this opinion we have examined:

  1.
  the Registration Statement;

  2.
  the Certificate of Limited Partnership of Holdings, dated as of February 2, 1998, as certified by the Secretary of State for the Commonwealth of Pennsylvania;

  3.
  the Fifth Amended and Restated Agreement of Limited Partnership of Holdings dated as of February 2, 1998, as certified by the Secretary of Holdings;

  4.
  the Amended and Restated Certificate of Limited Partnership of Graham Poland, dated as of February 2, 1998, as certified by the Secretary of State for the Commonwealth of Pennsylvania;

  5.
  the Agreement of Limited Partnership of Graham Poland, dated as of October 7, 1994 and amended as of February 2, 1998, as certified by the Secretary of Graham Poland;

  6.
  the Amended and Restated Certificate of Limited Partnership of Graham Recycling dated as of February 2, 1998, as certified by the Secretary of State for the Commonwealth of Pennsylvania;

  7.
  the Amended and Restated Amended Agreement of Limited Partnership of Graham Recycling, dated as of February 2, 1998, as certified by the Secretary of Graham Recycling;

  8.
  the Application for Registration of Fictitious Name for Graham France, dated as of December 5, 1995 and amended as of August 29, 2001, as certified by the Secretary of State for the Commonwealth of Pennsylvania;

  9.
  the Agreement of Partnership of Graham France, dated as of December 5, 1995 and amended as of February 2, 1998, as certified by the Secretary of Graham France;

  10.
  the consents of the general partners of each of the Pennsylvania Guarantors, dated September 27, 2004, October 7, 2004 and [                        ], 2005;

  11.
  executed copies of the Indentures;

  12.
  executed copies of the Registration Rights Agreements related to the Notes, each dated as of October 7, 2004, by and among the Issuers, the Guarantors and Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Goldman Sachs & Co., Lehman Brothers and ABN Amro Incorporated, as the initial purchasers (together, the "Registration Rights Agreements");

  13.
  the forms of the Exchange Notes; and

  14.
  such other documents as we deem necessary for the purpose of rendering this opinion.

        With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.

        As special counsel to the Pennsylvania Guarantors, we are not necessarily familiar with all of the Pennsylvania Guarantors' affairs. As a further basis for this opinion, we have made such inquiry of the Pennsylvania Guarantors as we have deemed necessary or appropriate for the purpose of rendering this opinion.

        Based on the foregoing, we are of the opinion that the Pennsylvania Guarantees have been duly authorized and when the notation of such Pennsylvania Guarantees are endorsed on the Exchange Notes in accordance with the provisions of the Indentures and the Exchange Offer, the Pennsylvania Guarantees will constitute valid and binding obligations of each of the Pennsylvania Guarantors enforceable in accordance with their terms. In expressing the opinion set forth in this letter, we have assumed that the form of the Exchange Notes and the Pennsylvania Guarantees will conform to those included in the Indentures.

        Our opinion set forth in this letter is subject to the effect of (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights of creditors generally, and (ii) limitations imposed by general principles of equity, regardless of whether the relevant matter is considered in proceedings at law or in equity, including with respect to certain covenants and provisions of the Indentures, where the Trustee's enforcement of such covenants or provisions under the circumstances or, in the specified manner, would violate a creditor's or secured party's implied covenant of good faith and fair dealing.

        We are members of the Bar of the Commonwealth of Pennsylvania and do not hold ourselves out as being experts on laws other than the laws of the United States of America and the laws of the Commonwealth of Pennsylvania.

        This opinion is given as of the date hereof and is limited to the facts, circumstances and matters set forth herein and to laws currently in effect. No opinion may be inferred or is implied beyond matters expressly set forth herein, and we do not undertake and assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereinafter come to our attention or any change in law which may hereafter occur.

        This opinion is furnished for your benefit and the benefit of the holders of the Exchange Notes referred to in the Registration Statement and may not be used or relied upon by any other person or entity or in connection with any other transaction without our prior written consent.

        We hereby consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement and in the related prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,
SCHNADER HARRISON SEGAL & LEWIS LLP

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  Exhibit 5.2